Exhibit 10.13
EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 12, 2018 (the “Effective Date”) by and between Shift4 Payments, LLC, with an address at 2202 N. Irving Street, Allentown, PA 18109 (the “Company”), and Mr. David Taylor Lauber, an individual having an address at 93 Dogwood Terrace, Millington, NJ 07946 (“Employee”). The Company and Employee are collectively referred to herein as the “Parties” and, individually as a “Party”.

WHEREAS, the Company is engaged in the business of selling and providing payment processing services and related equipment and software that facilitate the exchange of goods and services provided by merchants for payments made by credit, debit, prepaid, electronic gift and loyalty cards (the “Business”);

WHEREAS, the Company desires to employ Employee as Vice President of Strategic Projects of the Company, and to enter into an agreement memorializing the terms of such employment; WHEREAS, Employee desires to accept such employment and enter into such an agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

Section 1. Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 3 (the “Employment Term”).

Section 2.    Position and Duties.

(a)As of the Effective Date, Employee will serve as the Vice President of Strategic Projects and Employee will be responsible for helping execute against various initiatives related to corporate strategy. Employee will report directly to the CEO of the Company. Employee agrees to perform such other duties and functions as shall from time to time be assigned or delegated to Employee consistent with Employee’s position as Vice President of Strategic Projects of the Company or as otherwise determined by the CEO.

(b)During the Employment Term, Employee will serve the Company faithfully and to the best of his ability, devote his entire business time, energy and skill to such employment, and use his best efforts, skill and ability to promote the Company’s interest in a manner consistent with his position for the duration of the Employment Term, Employee agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO of the Company which may be granted or withheld in its sole discretion.

Section 3. Employment Term. The Employment Term shall end on the third (3rd) anniversary of the date of this Agreement (the “Initial Term”), subject to the right of the parties to terminate Employee’s employment under this Agreement pursuant to Sections 8, 9 or 10 hereof. At the end of the Initial Term and any subsequent renewal term Employee’s employment under this Agreement shall be extended by the Company for an additional term of two (2) years unless written notice given by the

Company to the Employee no later than three (3) months prior to the expiration of the Initial Term or any renewal term of its decision not to extend to an additional term.

Section 4. Handbook. Employee has been advised that the Company reserves the right to adopt and amend an Employee Handbook which shall apply to all employees (a copy of the current Employee Handbook having been provided to and reviewed by Employee). Employee accepts the terms of any present or future Employee Handbook of the Company, as amended from time to time, with the understanding that this Agreement will be read together with such Employee Handbook. If there is a conflict between this Agreement and the Employee Handbook, and in the absence of a written amendment to this Agreement signed by the Company and Employee, this Agreement shall prevail and control.

Section 5. Compensation. The compensation set forth in this Section 5 shall be Employee’s sole compensation from the Company and shall replace any prior agreements, whether oral or in writing regarding the same.

(a)Base Salary. During the Employment Term, the Company will pay Employee as compensation for his services a base salary at a rate of Two Hundred Fifty Thousand ($250,000) Dollars per year (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholdings).

(b)Benefit Plans. During the Employment Term, Employee will be entitled to participate in the standard employee benefit plans maintained by the Company of general applicability to other employees of the Company as may be in effect from time to time and in accordance with the terms thereof. Employee acknowledges the Company reserves the right to cancel or change such employee benefit plans and programs it offers to its employees at any time without any prior or further notice to Employee or any other action.

(c)Change of Control Bonus. Employee shall be eligible to receive a bonus, subject to required withholdings, in the event of a COC Transaction (as defined below) or an IPO (as defined below), as the case may be, subject to the conditions set forth in this Section 5(c) as follows.

(i)In the event there is a Change of Control of the Company that occurs after the date hereof (a “COC Transaction”) or an initial public offering by the Company that does not otherwise fall within the definition of Change of Control (an “IPO”), Employee shall be entitled to a bonus in the amount of $500,000 (the “COC Bonus”), subject to the conditions set forth in Section 5(c)(iv) below and the adjustments set forth in Section 5(c)(iii) below. The COC Bonus shall be paid in a single lump sum in cash, less applicable withholdings, within sixty (60) days following the closing of the COC Transaction or the IPO, with the exact date of payment being determined by the Company or the successor thereto in its sole and absolute discretion.

(ii)In the event a COC Transaction has not occurred prior to the second anniversary of this Agreement the COC Bonus shall be increased by $125,000 upon the first calendar day following the second anniversary and the first calendar day each following subsequent anniversary for a period of four years so that at the end of such period such additional COC Bonus shall be equal to
$500,000 subject to the conditions set forth in Section 5(e)(iv) below and the adjustments set forth in

Section 5(e)(v) below (“Additional COC Bonus”). Employee shall only be entitled to the portion of the Additional COC Bonus that has vested prior to a COC Transaction

(iii)Subject to the Employee being terminated for cause as set forth in Section 9 or Employee voluntarily terminating this Agreement as set forth in Section 10:

a.for each full twelve (12) months of employment up through the first (36) months of employment, Employee shall be deemed to have a vested interest in thirty three percent (33%) of the COC Bonus as defined in Section 5(c) above. In month (25) (two twelve-month periods completed), Employee will be vested in sixty-six percent (66%) of COC Bonus as defined in Section 5(c) above, and after the completion of (36) thirty-six months of employment, Employee will be fully vested in the COC Bonus as defined in Section 5(c)(i) above.

b.for each full twelve (12) months and one calendar day of employment after the first anniversary of this Agreement and through the fifth anniversary plus one calendar day of employment, Employee shall be deemed to have a vested interest in $125,000 of the Additional COC Bonus as defined in Section 5(c)(ii) above.

(iv)Notwithstanding any other provision contained herein, the COC Bonus and Additional COC Bonus shall become due and payable to Employee only upon the closing of a COC Transaction or an IPO, as the case may be, that occurs on or before June 1, 2026; except if the Employee is terminated prior to such date by the Company pursuant to Section 9(c) below or by Employee pursuant to Section 10 below.

(v)Bonus Adjustment. The COC Bonus will be adjusted up or down based on the percentage difference between the Value of the Company (as defined below) and $1,500,000,000 (the “Current Value”). The Additional COC Bonus will be adjusted up or down based on the percentage difference between the Value of the Company and 14x TTM EBITDA for the period immediately preceding Employees vesting of the portion of the Additional COC Bonus. By way of example, if the Value of the Company increases by 10% from the Current Value, then the COC Bonus will increase by 10%. If the Value of the Company decreases from the Current Value by 10%, then the COC Bonus will decrease by 10%. The “Value of the Company” shall be the value of the Company at the time of the COC Transaction or an IPO, as the case may be.

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any one person, or more than one person acting as a group, other than an Affiliate (as hereinafter defined) of the Company immediately after the date hereof (including as an Affiliate any holding company formed by any such Affiliate or the Company as part of an internal restructuring after such date), acquires ownership of the issued and outstanding units of beneficial interest of the Company (“Beneficial Interests”) that, together with the issued and outstanding Beneficial Interests already owned by such person or group, exceed fifty percent (50%) of the fair market value of all of the issued and outstanding Beneficial Interests; (b) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of at least thirty percent (30%) of the total voting power of all of the issued and outstanding Beneficial Interests; or (c) the consummation of any transaction or series of related transactions the result of which is that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company having a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this Agreement, (i) “fair market value” will be determined in accordance with the reasonable valuation factors set forth in Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other applicable guidance issued thereunder (collectively, “Section 409A”); (ii) “gross fair market value” means the value of assets determined without regard to any liabilities associated with such assets; and (iii) the rules of Section 409A shall apply in determining whether a Change of Control has occurred.

(d)Annual Bonus. Employee shall be entitled to an annual bonus during the term of the Agreement as determined in the sole discretion of the Compensation Committee (“Annual Bonus”) Annual Bonus will be earned only if Employee is continuously employed by the Company on the date that such Annual Bonus is declared by the Company. The Company shall pay the Annual Bonus at the same time as such bonuses are normally paid to senior management of the Company.

Section 6. Vacation. Employee will be entitled to paid vacation of 20 days per calendar year in accordance with the Company’s then current vacation policy for such year, with the timing and duration of specific vacations mutually and reasonably agreed to by Employee and the Company.

Section 7. Business Expenses. The Company will reimburse Employee for reasonable travel, automobile (in the amount up to $2,000.00 to cover an automobile, auto insurance, gas, maintenance and other auto-related expenses), entertainment or other business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. To the extent taxable, the following rules (and any other applicable rules of Treasury Regulation Section 1.409A-3(i)(1)(iv)) shall apply to all reimbursements under this Section 7: (i) the amount of expenses eligible for reimbursement during one taxable year of the Employee shall not affect the amount of expenses eligible for reimbursement during any subsequent taxable year of the Employee; (ii) all reimbursements shall be made no later than the last day of the Employee’s taxable year immediately following the taxable year in which the expense is incurred; and (iii) the Employee’s right to reimbursement shall not be subject to liquidation or exchange for another benefit. During the Employment Term, the Company shall also provide Employee a cellphone and laptop for business use.

Section 8. Termination on Death or Disability.

(a)Employee’s employment with the Company will terminate automatically upon Employee’s death or, upon thirty (30) days prior written notice by the Company to Employee, in the event of Disability (as defined below).

(b)Upon any termination for death or Disability, Employee (or Employee’s beneficiary(ies) or estate in the event of Employee’s death) shall be entitled to:

(i)Employee’s Base Salary through the effective date of termination, payable in a single lump sum in cash, less applicable withholdings, on the earlier of the pay date coincident with or next following the effective date of termination or the date required under applicable law;

(ii)any COC Bonus earned prior to the date of death or the deemed effectiveness of the Disability which remains unpaid and outstanding at such time, to be paid in accordance with Section 5(e);

(iii)the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Employee’s (or in the case of Employee’s death, his spouse’s and eligible dependents’, as applicable) cost, to the extent required and available under applicable law;

(iv)reimbursement of expenses for which Employee is entitled to be reimbursed pursuant to Section 7 above, but for which Employee has not yet been reimbursed; and

(v)no severance or benefits of any kind, unless required by applicable law or pursuant to any other written Company plans or policies applicable to and inuring to the benefit of Employee, as in effect as of the effective date of termination.

(c)Employee shall be deemed to have suffered a disability (“Disability”) if he is unable to substantially perform Employee’s duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for not less than ninety (90) days (whether or not occurring consecutively) during any twelve (12) consecutive month period, with such determination of whether Employee is subject to a Disability to be made in good faith by the board of directors or managers or other equivalent or similar governing body of the Company after consultation with a physician who has examined and diagnosed Employee.

Section 9.    Termination for Cause.

(a)Notwithstanding any other provision of this Agreement, the Company may terminate Employee’s employment at any time for Cause (as defined below). Termination for Cause shall be effective on the date the Company gives notice to Employee of such termination in accordance with this Agreement.

(b)In the case of the Company’s termination of Employee’s employment for Cause,
Employee shall be entitled to receive:

(i)Employee’s Base Salary through the effective date of termination, payable in a single lump sum in cash, less applicable withholdings, on the earlier of the pay date coincident with or next following the effective date of termination or the date required under applicable law;

(ii)the right to continue health care benefits under COBRA, at Employee’s cost, to the extent required and available under applicable law, unless Cause constitutes “gross misconduct” under COBRA;

(iii)reimbursement of expenses for which Employee is entitled to be reimbursed pursuant to Section 7 above, but for which Employee has not yet been reimbursed; and

(v) no other severance or benefits of any kind, unless required by applicable law or pursuant to any other written Company plans or policies applicable to and inuring to the benefit of Employee, as in effect as of the effective date of termination

(c)“Cause” shall mean that Employee has committed an act of Misconduct (as defined below) or that there has been a willful and continuing failure of Employee to substantially perform his obligations under this Agreement, other than as a result of Employee’s death or Disability. “Misconduct” shall mean: (i) embezzlement, fraud, or breach of fiduciary duty by Employee, in each case, with respect to the Company; (ii) unauthorized and intentional disclosure of any Confidential Information of the Company in breach of Employee’s duty of loyalty to the Company; or (iii) conviction of, or entering a plea of nolo contendere or guilty to, a felony criminal offense.

Section 10. Voluntary Termination. The Company or the Employee shall be entitled to terminate this Agreement, at any time, with or without reason, upon (a) sixty (60) days written notice, or (b) at any time upon written notice in the event of a change of control, effective immediately thereafter (“Voluntary Termination”). Upon a Voluntary Termination by the Company, Employee shall be entitled to the benefits as set forth in Section 8(b). Upon a Voluntary Termination by the Employee, Employee shall be entitled to the benefits as set forth in Section 9(b).

Section 11. Restrictive Covenants. Employee acknowledges and agrees that (i) as an employee of the Company, he has possessed and learned, and shall in the future possess and learn, valuable trade secrets and other confidential or proprietary information relating to the Company and its Affiliates and their businesses and properties, (ii) Employee’s services to the Company are unique in nature, (iii) the Company’s business is national in scope, and (iv) the Company would be irreparably damaged if the Employee were to provide services to any other person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement for the Company to enter into this Agreement, Employee agrees that during the period that he is employed by the Company and for a period of three
(3)years thereafter (such period being referred to herein as the “Restricted Period”), Employee shall not, directly or indirectly, either for himself or for any other person or entity (whether as a shareholder, member, equityholder, officer, director, employee, partner, member, manager, trustee, agent, representative or otherwise):

(a)take any action in connection with a Competing Business (as defined below) which might divert from the Company or its Affiliates any opportunity which would be (at the time of such action) within the scope of their business, including without limitation, owning any stock, membership or partnership interest or other equity interest in, managing, controlling, rendering services, working or consulting for, or providing any financing or other assistance to, any Competing Business;

(b)solicit or attempt to induce any person or entity who is or has been a customer or client of the Company or its Affiliates at any time during (i) the period of 3 years prior to the Effective Date, (ii) the Employment Term, or (iii) the Restricted Period, to retain or employ the services of a Competing Business;

(c)solicit or attempt to induce any person or entity who is or has been a customer, client, supplier or other business relation of the Company or its Affiliates, including independent sales organization owner, operator or agent, at any time during (i) the period of three (3) years prior to the Effective Date, (ii) the Employment Term, or (iii) the Restricted Period, to cease doing business with the Company or its Affiliates;

(d)take any actions which are calculated or intended to persuade any person or entity who is a director, manager, officer, employee or agent of the Company or its Affiliates to terminate his or her association with the Company or its Affiliates; or

(e)solicit or hire any person or entity who is a director, manager, officer, employee or agent of the Company to perform services for any person or entity other than the Company or its Affiliates;

provided, however, that nothing herein shall prohibit Employee from owning not more than 1% of the outstanding stock or other equity interest of any publicly traded entity engaged in the Business, so long as Employee is merely a passive investor and has no role in the operation or management of such person or entity.

“Competing Business” shall mean a business which engages or is making plans or intends to engage, in whole or in part, in the rendering of services which are competitive with, are similar to, may be used as substitutes for, or may detract from the services provided by the Company or any of its Affiliates at any time during the period of 3 years prior to the Effective Date, the Employment Term or the Restricted Period.

Section 12. Non-Disclosure of Confidential Information. Employee recognizes that, as an employee of the Company, he has possessed and learned and will possess and learn Confidential Information (as defined below). Accordingly, as an additional inducement for the Company to enter into this Agreement, Employee covenants and agrees that:

(a)during his employment with the Company, except as necessary in the performance of his duties hereunder, or at any time after the termination of his employment with the Company, Employee shall hold in strictest confidence and shall not, without the prior written consent of the Company, use for his own benefit or that of any third party or disclose to any person or entity, except to the Company or any employees of the Company, any Confidential Information. For purposes of this Agreement, and intending that the term shall be broadly construed to include anything protectable by the Company or any of its Affiliates as a trade secret under applicable law, “Confidential Information” shall mean and include all information, and all documents and other tangible items which record information, relating to the operation, development, sale and marketing by the Company or any of its Affiliates of services or products from time to time, which at the time or times concerned are protectable by the Company or its Affiliates as a trade secret under applicable law, and which have been or are from time to time disclosed to or known by Employee, including, without limitation, the following especially sensitive types of information relating to the operation, development sale and marketing of services or products by the Company or its Affiliates:

(i)information concerning the Company’s or its Affiliate’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer/client lists and information, including, the identity and particular needs of customers/clients, purchasing techniques, supplier lists and supplier information and advertising strategies;

(ii)information concerning the employees (including Employee), including their salaries, bonuses, other compensation, strengths, skills and weaknesses, and the terms of this Agreement;

(iii)information    submitted    by    the    Company’s    or    its    Affiliate’s customer/clients, suppliers, employees, consultants or co-venturers for study, evaluation or use;

(iv)information relating to the Company’s or its Affiliate’s independent sales offices including their identity, location and amount of their business; and

(v)any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s or its Affiliate’s business;

provided, however, that Confidential Information shall not be deemed to include any of the foregoing which (A) is generally available to the public other than as a result of Employee’s fault or the fault of any other person known by the Employee to be bound by a duty (contractual or otherwise) of confidentiality to the Company or its Affiliates (or, if applicable, any of its successors or assigns); or (B) is required by law or court order or subpoena to be disclosed by the Employee, provided that the Employee gives the Company prompt advance written notice of such requirement and cooperates with any attempt by the Company to eliminate, limit or reduce such requirement so as to minimize disclosure or otherwise protect its rights and interests.

(b)Employee agrees not to remove any property or information of the Company or its Affiliates from the Company’s premises, except in discharge of his duties or when otherwise authorized by the Company. Employee (or if Employee is deceased, his personal representative) shall promptly, following a request therefore from the Company, return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information and Employee shall, upon demand by the Company, promptly return all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings or papers and other personal property belonging to the Company. Upon request by the Company, Employee shall certify in writing that all copies of information subject to this Agreement located on Employee’s computers or other electronic storage devices have been permanently deleted; provided, however, Employee may retain copies of documents relating to the Company’s employee benefit plans applicable to Employee and income records to the extent necessary for Employee to prepare Employee’s tax returns. Nothing contained herein shall limit the Company’s rights under statutory or common law, including without limitation laws related to trade secrets, which may provide for other restrictions or rights on use or disclosure for the benefit of the Company or its Affiliates.

(c)At the request of the Company made at any time or from time to time hereafter, Employee (or if Employee is deceased, his personal representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company or its Affiliates and their employees, agents and representatives in any controversy or legal proceedings involving the Company, any of its Affiliates or their employees, agents and representatives with respect to any Confidential Information.

For purposes of this Agreement, “Affiliate” shall mean and include any person or entity, which controls a party, which such party controls or which is under common control with such party. “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

Section 13. Work Made for Hire. In the course of his duties, Employee may create intellectual property rights in his work product that may be capable of protection under the copyright, trademark or patent laws of the United States or another country (the “Work Product”). The parties agree that any Intellectual Property rights in Work Product created by Employee shall be deemed WORKS MADE FOR HIRE and shall belong to and be the exclusive property of Company. This shall include any rights created by 17 USC Section 201(b) as it relates to Company’s ownership of copyrights created by this Agreement. Employee further agrees to waive any and all claims for compensation or benefits derived from the creation, use or sale of such Work Product by Company and shall execute all documents required to evidence ownership of said Work Product by Company at Company’s request. In addition, Employee shall not be granted any type of license to use any work product for his own benefit. If for any reason, the Work Product is not considered a work made for hire under applicable law, Employee does hereby assign and transfer to Company, its successors, and assigns, the entire right, title and interest in and to the copyright/patent and trademarks in the Work Product and any registrations and copyright/patent or trademark applications relating thereto and any renewals and extensions thereof; in and to all works based upon, derived from, or incorporating the Work Product; in and to all income, royalties, damages, claims and payments now or hereinafter due or payable with respect to the Work Product, and in all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights/patents or trademarks, and in and to all rights corresponding to the foregoing throughout the world. Employee agrees to execute all papers and to perform such acts as Company may deem necessary to secure for Company or its designee the rights herein assigned.

Section 14. Intentionally Omitted

Section 15. Injunctive Relief. Notwithstanding the provisions of Section 18 hereof, Employee acknowledges and agrees that in the event of a breach or threatened breach of any of the provisions of Section 11, Section 12 or Section 13, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive relief or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other remedies which may be available at law or in equity to the Company. Employee and the Company agree that the Superior Court in and for the County of Lehigh, Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania are courts of competent jurisdiction and Employee and the Company each consent to the personal jurisdiction of those courts for purposes of such an action or proceeding instituted to obtain equitable relief or monetary damages relating to the provisions of Section 11, Section 12 or Section 13, and in connection therewith Employee and the Company agree that process in any action may be served upon Employee and the Company, as the case may be, and shall be deemed to be complete when the same is delivered to Employee (by personal service or by such method as may be ordered by a court) or the Company, as the case may be, in the same manner as notices are required to be given pursuant to this Agreement.

Section 16. Representations and Warranties. Employee hereby represents and warrants to the Company that:

(a)the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which Employee is subject;

(b)other than this Agreement, Employee is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or any other similar agreement with any other person or entity; and

(c)upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of the Employee, enforceable against Employee in accordance with its terms. The Employee further represents and warrants that he has not disclosed, revealed or transferred to any third party any of the Confidential Information or any trade secrets or work product of the Company and that he has safeguarded and maintained the secrecy of the Confidential Information and trade secrets and work product of the Company to which he has had access or of which he has knowledge.

Section 17. Notices. All notices and other communications permitted or required under this Agreement shall be in writing and may be served personally, transmitted by facsimile or email (in each case with confirmation of delivery) or nationally recognized overnight delivery service (e.g., Federal Express) or sent by prepaid, certified mail, return receipt requested to the party’s address as set forth below:

To the Company:	To Employee:
Shift4 Payments, LLC 2202 N. Irving Street Allentown, PA 18109 Attn: Jordan Frankel Facsimile #: 973-630-9029 Email Address: jfrankel@shift4.com	Taylor Lauber 93 Dogwood Terrace Millington, NJ 07946 Email Address: tlauber@shift4.com

With a copy to (which shall not constitute notice):

Chiesa Shahinian & Giantomasi PC
One Boland Drive
West Orange, New Jersey 07052
Attn: Sean M. Aylward, Esq.
Facsimile #: (973) 530-2105
Email Address: saylward@csglaw.com

Section 18.    Arbitration.

(a)In the event that any dispute shall arise among the Company and Employee as to any matter or thing covered hereby or as to the meaning of this Agreement, or to any state of facts which may arise, same shall be settled by the agreement of such parties, or if they are unable to agree, same shall be settled, upon written demand of any party hereto, by arbitration in Lehigh Country, Pennsylvania before a single arbitrator, selection of the arbitrator and the conduct of the arbitration to be in accordance with the rules of the American Arbitration Association. Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator’s reasons for the award or decision, and the award or decision shall be final and binding upon the parties. The arbitrator may not amend or vary any provision of this Agreement. Judgment upon the award or decision rendered by the arbitrator may be entered in any court of competent jurisdiction.

(b)Refusal of any party to arbitrate shall entitle any other party hereto to specifically enforce this Agreement in a court of competent jurisdiction, and as a result of said refusal to arbitrate, the remaining parties shall be entitled to receive costs, reasonable attorney’s fees and their share of the arbitration fee, if any, on a pro-rata basis. Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the offices of the Company’s attorneys at a time selected by the arbitrator.

(c)If the arbitrator determines, in his or her absolute discretion, that any party has (i) been in default hereof, (ii) instituted the arbitration proceeding without reasonable cause, or (iii) has taken an action or failed to take an action without reasonable cause which warranted the institution of the arbitration proceeding (each a “Defaulting Party”), as the case may be, the arbitrator shall have the right to award to the party or parties injured by such conduct an amount equal to the reasonable attorney’s fees and costs incurred by such injured party in such proceedings, together with the actual cost of such arbitration proceedings itself. If the Defaulting Party does not pay to the other party the arbitration award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay to the other party the reasonable attorney’s fees and court costs incurred in such action. Nothing in this Section 18 is intended to preclude any party hereto from seeking, in an action in a court of competent jurisdiction, (i) specific performance of an obligation of any other party, or (ii) enforcement of rights hereunder after the entry of an Arbitration Award.

Section 19.    General Provisions.

(a)Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(b)Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the Parties hereto.

(c)Confidentiality. Employee agrees that the terms of this Agreement shall be kept confidential by Employee.

(d)Assignment. This Agreement will be binding upon and inure to the benefit of: (a) the heirs, executors and legal representatives of Employee upon Employee’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For the purposes of this paragraph, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution and in compliance with the requirements of Section 409A. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

(e)Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(f)Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(g)Governing Law; Forum. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard for conflict of law provisions. All litigation or other disputes or claims shall be subject to the exclusive jurisdiction of, and be brought only in, the United States Federal Courts or the courts of the Commonwealth of Pennsylvania sitting within the Commonwealth of Pennsylvania subject to the provisions of Section 18 hereof.

(h)Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. No provision of this Agreement shall be construed against a party who drafted this Agreement or any portion hereof.

(i)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

(j)Headings.    The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(k)Construction. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

(l)Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed in a manner consistent with such requirements. For purposes of this Agreement, each amount to be paid or benefit to be provided, including, without limitation, each installment payment of Severance, will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the "short-term deferral period" as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Without in any way limiting the generality of the foregoing, all payments of compensation hereunder, including, without limitation, the Severance, are intended to be exempt from the requirements of Section 409A under the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as applicable, to the maximum extent provided thereunder, and the provisions of this Agreement shall be construed accordingly. Neither the Company nor the Employee will have the right to accelerate or defer the delivery of any payments or benefits that constitute deferred compensation under Section 409A except to the extent Section 409A specifically permits or requires. Payments of any compensation that constitutes deferred compensation under Section 409A and that is contingent on Employee’s termination by the Company, including, without limitation, the Severance, or resignation shall be made to Employee only if such termination or resignation constitutes a “separation from service” under Section 409A (applying the default rules thereof). Notwithstanding the foregoing, the Company shall not be liable to Employee or any other person or entity if the Internal Revenue Service or any court or other authority having jurisdiction over such matters determined for any reason that any payments or benefits to be provided hereunder are subject to taxes, penalties or interest as a result of failing to comply with Section 409A.

(m)Attorneys Fees. Subject to the provisions of Section 18(b) and (c), if any suit, action or proceeding is brought concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party in such action shall be entitled to reasonable attorneys fees and expenses incurred in connection therewith, in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

SHIFT 4 PAYMENTS, LLC

By:
Name: Jared Isaacman Title: CEO

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

SHIFT4 PAYMENTS, LLC

By:         Name: Jared Isaacman
Title: CEO

EMPLOYEE:

Name: Taylor Lauber

[Signature Page to Employment Agreement]